Exhibit 99.1

Luvu Brands Reports Fiscal Fourth Quarter and Full Year 2020 Results

Reports Record Fourth Quarter Net Sales of $5.5 million; Record Full Year Net Sales $18.4 million

Atlanta, Georgia, October 1, 2020 – Luvu Brands, Inc. (OTCQB: LUVU), a designer, manufacturer and marketer of a portfolio of consumer lifestyle brands and medical PPE, reported financial results for its fiscal fourth quarter and full year 2020 ended June 30, 2020.

Fiscal Fourth Quarter 2020 Highlights

Three months ended June 30, 2020 as compared to the three month ended June 30, 2019

  Net sales increased 37% to $5.5 million.
  Total gross profit of $1.8 million, up $937,000 from the prior year.
  Gross profit as a percentage of net sales increased to 33% in the current year from 22% in the prior year.
  Operating expenses were $880,000, a decrease of 16%, or approximately $162,000, from the prior year.
  Net income of $796,000, or $0.01 per share, compared to a net loss of ($321,000), or ($0.00) per share in the prior year.
  Adjusted EBITDA was $962,000 compared to $(130,000) in the prior year.

Full-Year Fiscal 2020 Highlights

Fiscal year ended June 30, 2020 as compared to the fiscal year ended June 30, 2019

  Net sales increased 8.1% to $18.4 million.
  Total gross profit of $5.5 million, up 25% from $4.4 million in fiscal 2019
  Gross profit as a percentage of net sales increased to 30% from 26% in the prior year.
  Operating expenses were $4.1 million compared to $4.0 million in fiscal 2019.
  Net income was $860,000, or $0.01 per share, compared to a net loss of $(157,000), or ($0.00) per share in 2019.
  Adjusted EBITDA of $1,622,000 compared to $598,000 in the prior fiscal year.

Louis Friedman, Chairman and Chief Executive Officer, commented, “Our fourth quarter and fiscal 2020 results reflect continued momentum across our organization. The COVID-19 pandemic negatively impacted our supply chain and sales channels during the third quarter, but during the fourth quarter we came together as a team and produced and shipped at record-breaking levels, including over $780,000 of PPE products.”

Fiscal Fourth Quarter 2020 Results

Net sales increased 37% to $5.5 million, compared to $4.0 million in the same year-ago quarter. Sales of Liberator products increased 12% to $1.7 million from $1.5 million in the prior year. Jaxx product sales totaled $1.6 million, up 50% from $1.1 million in the fourth quarter of the prior fiscal year. Avana products increased 127% to $1.8 million from $0.8 million in the prior year, due to approximately $780,000 in PPE product sales and greater sales of other Avana products.

Gross profit for the fourth quarter totaled $1.8 million, compared to $865,000 in the prior year fourth quarter. Gross profit as a percentage of net sales increased to 33% in the current year from 22% in the prior year, primarily driven by a shift to greater sales through our ecommerce websites.

Operating expenses were $880,000 for the three months ended June 30, 2020, a decrease of 16%, or approximately $162,000, from the prior year fourth quarter. The decrease included approximately $272,000 of capitalized software costs relating to the e-commerce website upgrade.

Net income for the quarter was $796,000, or $0.01 per share, compared to a net loss of ($321,000), or ($0.00) per share in the prior year fourth quarter.

Adjusted EBITDA for the three months ended June 30, 2020 was $962,000 compared to $(130,000) in the prior year period.

Full-Year Fiscal 2020 Results

Net sales increased 8% to $18.4 million, compared to $17 million in fiscal 2019. Sales of Jaxx and Avana branded products (combined) increased 32%, offset in part by an 8% decrease in sales of Liberator products and an 11% decrease in sales of products purchased for resale.

Total gross profit for the year was $5.5 million, up 25% from $4.4 million in fiscal 2019. Gross profit as a percentage of net sales increased to 30% from 26% in the prior fiscal year, due primarily to selling price increases and production cost reductions from outsourcing the sewing of approximately 10% of certain high-volume Jaxx and Avana products to Mexico.

Operating expenses were $4.1 million compared to $4.0 million in fiscal 2019. The 2% increase in operating expenses from the prior year was primarily due to higher advertising and promotion expenses, and slightly higher general and administrative costs.

Net income for the year was $860,000, or $0.01 per share, compared to a net loss of $(157,000), or ($0.00) per share in fiscal 2019.

Adjusted EBITDA for the year was $1,622,000, compared to $598,000 in the prior fiscal year.

Cash and cash equivalents on June 30, 2020 totaled $1.2 million compared to $0.6 million at June 30, 2019. The Company has a PPP loan of $1.1 million and expects to receive full loan forgiveness, based on the current regulations.

Preliminary Net Sales for the First Quarter of Fiscal 2021, ended September 30, 2020

Due to our diversity of brands, preliminary internal unaudited net sales for the first quarter of fiscal 2021 were over 30% higher than the first quarter of fiscal 2020. Preliminary first quarter unaudited net sales were approximately $5.3 million compared to $4.1 million in the first quarter of fiscal 2020.

Louis Friedman, Chairman and Chief Executive Officer, commented, “I’m pleased with the preliminary sales increase during our first quarter of fiscal 2021, despite sales of medical PPE being less than 1% of the total sales for the quarter. Our lines of consumer brands continue to attract new customers and, as a result, I expect to see continued strong demand across our three major consumer brands as we approach the holiday season.”

Note About Preliminary Net Sales for the First Quarter of Fiscal 2021

The preliminary unaudited net sales presented in this release are preliminary and may change. The preliminary unaudited net sales for the first quarter of fiscal 2021 includes calculations or figures that have been prepared internally by management and have not been reviewed by our independent registered public accounting firm. There can be no assurance that Luvu Brands, Inc.'s actual results for the first quarter of fiscal 2021 presented herein will not differ from the preliminary unaudited net sales presented herein, and such changes could be material. These preliminary unaudited net sales should not be viewed as a substitute for full unaudited consolidated financial statements prepared in accordance with GAAP and is not necessarily indicative of the results to be achieved for any future period. Our unaudited consolidated financial statements for the three months ended September 30, 2020 will be contained in our Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on or before November 13, 2020.

Conference Call

Management will host a conference call at 11:00 a.m. EDT (10:00 a.m. CDT; 8:00 a.m. PDT) on October 2, 2020. To listen and participate in the call, please register on this weblink https://www.webcaster4.com/Webcast/Page/2527/37859 .. The replay of the call will remain available on the Company’s investor relations website, www.luvubrands.com, until January 2, 2021.

Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements.  Such forward-looking statements can be identified by the use of words such as ''should,'' ''may,'' ''intends,'' ''anticipates,'' ''believes,'' ''estimates,'' ''projects,'' ''forecasts,'' ''expects,'' ''plans,'' and ''proposes.'' These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements regarding our preliminary unaudited net sales for the first quarter of fiscal 2021. You are urged to carefully review and consider any cautionary statements and other disclosures in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020 as filed with the Securities and Exchange Commission (the "SEC") on October 1, 2020 and our other filings with the SEC. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Luvu Brands, Inc. and are difficult to predict. Luvu Brands, Inc. does not undertake any duty to update any forward-looking statements except as may be required by law. The information which appears on our websites and our social media platforms is not part of this press release.

Use of Non-GAAP Financial Measures

Luvu Brands’ management evaluates and makes operating decisions using various financial metrics. In addition to the Company's GAAP results, management also considers the non-GAAP measure of Adjusted EBITDA and Non-GAAP Operating Margin. As used herein, Adjusted EBITDA represents net income before interest income, interest expense, income taxes, depreciation, amortization, and stock-based compensation expense, and Non-GAAP Operating Margin means Adjusted EBITDA divided by net sales. Management believes that these non-GAAP measures provide useful information about the Company's operating results.  Neither Adjusted EBITDA nor Non-GAAP Operating Margin have been prepared in accordance with GAAP. These non-GAAP financial measures should not be considered as alternatives to, or more meaningful than, gross profit and net income (loss) as indicators of the Company’s operating performance. Further, these non-GAAP financial measures, as presented by the Company, may not be comparable to similarly titled measures reported by other companies. The Company has attached to this press release a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

About Luvu Brands

Luvu Brands, Inc. designs, manufactures and markets a portfolio of consumer lifestyle brands through the Company’s websites, online mass / drug merchants and specialty retail stores worldwide. Brands include: Liberator®, a brand category of iconic products for enhancing sensuality and intimacy; Avana®, medical and personal PPE products and inclined bed therapy products, assistive in relieving medical conditions associated with acid reflux, surgery recovery and chronic pain; and Jaxx®, a diverse range of casual fashion daybeds, sofas and beanbags made from virgin and re-purposed polyurethane foam. Headquartered in Atlanta, Georgia, the Company occupies a 140,000 square foot vertically-integrated manufacturing facility and employs over 200 people. The Company's brand sites include: www.liberator.com, www.jaxxliving.com, www.avanacomfort.com plus other global e-commerce sites. For more information about Luvu Brands, please visit www.luvubrands.com.

Company Contact:

Luvu Brands, Inc.

Ronald Scott

Chief Financial Officer

770-246-6426

ron@LuvuBrands.com

Fiscal Fourth Quarter and Full-Year Fiscal 2020 Summary Financial Tables

Condensed Consolidated Statements of Operations
Dollars in thousands, except share and per share data

	Three Months Ended		Twelve Months Ended
	6/30/2020	6/30/2019	6/30/2020	6/30/2019
	(Unaudited)	(Unaudited)

Net Sales	$5,470	$4,001	$18,376	$17,003
Cost of goods sold	3,668	3,136	12,850	12,579
Gross profit	1,802	865	5,526	4,424

Operating expenses:
Advertising and promotion	77	87	390	356
Other selling and marketing	210	301	1,167	1,157
General and administrative	559	613	2,367	2,336
Depreciation	34	41	151	165
Total operating expenses	880	1,042	4,075	4,014

Operating income (loss)	922	(177)	1,451	410
Total interest and other expense	(126)	(144)	(591)	(567)
Income (loss) from operations before income taxes	796	(321)	860	(157)
Provision for income taxes	—	—	—	—
Net income (loss)	$796	$(321)	$860	$(157)

Net income (loss) per share:
Basic	$0.01	$(0.00)	$0.01	$(0.00)
Diluted	$0.01	$(0.00)	$0.01	$(0.00)

Shares used in calculation of net income (loss) per share:
Basic	73,452,596	73,452,596	73,452,596	73,452,596
Diluted	75,910,661	73,452,596	75,256,596	73,452,596

Condensed Consolidated Balance Sheets
Dollars in thousands

	6/30/2020	6/30/2019
ASSETS
Current assets:
Cash and cash equivalents	$1,152	$649
Receivables, net	1,135	830
Inventories, net	1,985	1,751
Prepaid expenses	55	52
Total current assets	4,327	3,282
Equipment and leasehold improvements, net	938	792
Operating lease assets	165	—
Other assets	17	13
Total assets	$5,447	4,087

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$2,435	$2,561
Current debt	2,007	2,373
Current portion of PPP loan	482	—
Other accrued liabilities	623	618
Operating lease liability	199	—
Total current liabilities	5,746	5,552
Noncurrent liabilities:
Long-term debt	361	656
PPP loan	614	—
Deferred rent payable	—	34
Total noncurrent liabilities	975	690
Total liabilities	6,721	6,242
Stockholders' deficit:
Common stock	735	735
Additional paid-in capital	6,147	6,126
Accumulated deficit	(8,156)	(9,016)
Total stockholders' deficit	(1,274)	(2,155)
Total liabilities and stockholders' deficit	$5,447	$4,087

SUPPLEMENTAL FINANCIAL INFORMATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Year Ended June 30, 2020	Year Ended June 30, 2019
Net income (loss) - GAAP	$860	$(157)
Plus interest expense	590	567
Plus depreciation and amortization expense	151	165
Plus stock-based compensation expense	21	23
Adjusted EBITDA ̶ non-GAAP	$1,622	$598
Non-GAAP operating margin	8.8%	3.5%